Exhibit 10.2.16

AMENDMENT NO. 16 TO EMPLOYMENT CONTRACT

AGREED, as of the 7th day of June 2007, between the Federal Agricultural Mortgage Corporation (FAMC) and Henry D. Edelman  (you), that the existing employment contract between the parties hereto, dated May 5, 1989, as amended through Amendment No. 15 dated as of June 1, 2006  (collectively, the Agreement), be and hereby is amended as follows:

Sections 1, 4 (a), 9 (a) (iii), and 10 of the Agreement are replaced in their entirety with the following new sections:

1.                  Term.  The Term of this Agreement shall continue until July 1, 2012 or any earlier effective date of termination pursuant to Paragraph 9 hereof (the “Term”).

4 (a).            Base Salary.  As of July 1, 2007, you will be paid a base salary (the Base Salary) during the Term of Five Hundred Fifty-Eight Thousand Seven Hundred Dollars ($558,700) per year, payable in arrears on a bi-weekly basis;

9 (a) (iii).       Farmer Mac may terminate the employment of the Employee without “cause” at any time.   Such termination shall become effective on the earlier of July 1, 2012 or two years from the date of notice of such termination;

10.        Notices.  Any notice given under this Agreement will be sufficient if in writing and either:  (a) mailed postage prepaid by registered or certified mail, return receipt requested; or (b) delivered by hand to, in the case of Farmer Mac, 1133 Twenty-First Street, N.W., Washington, D.C. 20036, attention Vice President – General Counsel or, in the case of the Employee, 7521 Royal Oak Drive, McLean, VA  22102 (or to such other addresses as may be from time to time designated by notice from the recipient party to the other).  Any such notice will be effective upon actual receipt or refusal thereof.

  As amended hereby, the Agreement remains in full force and effect.

Federal Agricultural Mortgage Corporation		Employee

By:	/s/ Fred L. Dailey	/s/ Henry D. Edelman
Chairman of the Board